Exhibit 4.10

EXECUTION COPY

FIRST AMENDMENT TO THE THIRD SUPPLEMENTAL INDENTURE

between

STATE STREET CORPORATION

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

Dated as of February 11, 2011

Amendment to the Third Supplemental Indenture, dated as of January 25, 2008

This FIRST AMENDMENT TO THE THIRD SUPPLEMENTAL INDENTURE, dated as of February 11, 2011, between STATE STREET CORPORATION, a Massachusetts corporation (the “Company), having its principal office at One Lincoln Street, Boston, Massachusetts 02111 and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”), having its principal office at 100 Wall Street, Suite 1600, New York, NY 10005.

RECITALS OF THE COMPANY

WHEREAS, the Company and The Bank New York (as successor in interest to J.P. Morgan Chase & Co. (as successor in interest to Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago))), which was removed from State Street Capital Trust III as trustee by an instrument of removal dated January 17, 2008, entered into a Junior Subordinated Indenture, dated as of December 15, 1996 (the “Original Indenture”), pursuant to which one or more series of unsecured junior subordinated debt securities of the Company (the “Securities”) may be issued from time to time;

WHEREAS, the Company and the Trustee entered into the Third Supplemental Indenture, dated as of January 25, 2008 (the “Supplemental Indenture”), pursuant to which the Company issued Remarketable 6.001% Junior Subordinated Debentures due 2042 (the “Original Debentures”);

WHEREAS, the Original Debentures are subject to Remarketing, in connection with which certain terms of the Original Debentures may be changed in accordance with the procedures set forth in Article IV of the Supplemental Indenture and in the Remarketing Agreement, dated February 1, 2011 (the “Remarketing Agreement”), among the Company, U.S. Bank National Association, as property trustee of the Issuer Trust, and Goldman, Sachs & Co. (the “Remarketing Agent”);

WHEREAS, the Remarketing Agent has notified the Company, the Collateral Agent, the Custodial Agent, the Property Trustee (on behalf of the Issuer Trust) and the Trustee of a Successful Remarketing;

WHEREAS, on the Remarketing Settlement Date, the Company will prepare, and the Trustee will authenticate and deliver, a Global Junior Subordinated Debenture, reflecting the modifications of the Original Debentures pursuant to the Remarketing, in exchange for the Original Debentures in definitive form;

WHEREAS, Section 4.6 of the Supplemental Indenture provides that the Company and the Trustee may enter into a supplemental indenture without the consent of any Holder of the Original Debentures to reflect any modifications to the terms of the Original Debentures pursuant to a Remarketing and to provide for the exchange of the Original Debentures for Junior Subordinated Debentures in the form reflecting such modifications and adopted pursuant to such supplemental indenture;

WHEREAS, Section 9.1 of the Original Indenture, as amended by Section 3.9 of the Supplemental Indenture, provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form satisfactory to the Trustee, to add or change any of the terms of the Original Indenture or the Junior Subordinated Debentures to conform the terms of the Original Indenture or the Junior Subordinated Debentures to the description of the Junior Subordinated Debentures in the prospectus, dated March 21, 2006, of the Company relating to the offering of the Normal APEX, as supplemented by the prospectus supplement, dated January 17, 2008 (as used in this Supplemental Indenture Amendment, the “APEX Prospectus”);

WHEREAS, the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 1.2 of the Original Indenture to the effect that all conditions precedent provided for in the Original Indenture and the Supplemental Indenture to their execution and delivery of this Supplemental Indenture Amendment have been complied with;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture Amendment and has satisfied (or caused to be satisfied) all requirements necessary to make this Supplemental Indenture Amendment a valid instrument in accordance with its terms, and to make the Junior Subordinated Debentures, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company and all acts and things necessary have been done and performed to make this Supplemental Indenture Amendment enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture Amendment has been duly authorized in all respects; and

WHEREAS, all necessary actions to make this Supplemental Indenture Amendment a valid agreement of the Company and the Trustee and a valid supplement to the Original Indenture and the Third Supplemental Indenture have been duly taken;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE AMENDMENT WITNESSETH: For and in consideration of the premises and the purchase of the Junior Subordinated Debentures by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Junior Subordinated Debentures, as follows:

ARTICLE I

Definitions

SECTION 1.1. Definitions. For all purposes of this Supplemental Indenture Amendment, except as otherwise expressly provided or unless the context otherwise requires:

(a) Terms defined in the Original Indenture, the Supplemental Indenture, the Trust Agreement, the Collateral Agreement or the Stock Purchase Contract Agreement have the same meaning when used in this Supplemental Indenture Amendment unless otherwise specified herein.

(b) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(c) As used herein, the term “Supplemental Indenture Amendment” shall mean this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto.

ARTICLE II

Amendments to Supplemental Indenture

SECTION 2.1. Amendment of Section 1.1. Pursuant to Section 4.6 of the Supplemental Indenture, the definition of the term “Stated Maturity Date” set forth in Section 1.1 of the Supplemental Indenture is hereby amended and restated in its entirety as follows:

“ “Stated Maturity Date” means March 15, 2018.”

SECTION 2.2. Amendment of Section 3.1. Pursuant to Section 4.6 of the Supplemental Indenture, Section 3.1 of the Supplemental Indenture is hereby deleted in its entirety and replaced with the following:

“Section 3.1.Designation, Principal Amount and Authorized Denomination. There is hereby authorized a series of Securities designated the 4.956% Junior Subordinated Debentures due 2018 (the “Junior Subordinated Debentures”), in aggregate principal amount of $500,100,000. The denomination in which each Junior Subordinated Debenture shall be issuable is $2,000 principal amount and $1,000 integral multiples thereof.”

SECTION 2.3. Amendment of Section 3.2. Pursuant to Section 4.6 of the Supplemental Indenture, Section 3.2 of the Supplemental Indenture is hereby deleted in its entirety and replaced with the following:

“Section 3.2. The Stated Maturity Date of the Junior Subordinated Debentures is March 15, 2018.”

SECTION 2.4. Amendment to Section 3.6(b). Pursuant to Section 4.6 of the Supplemental Indenture, Section 3.6(b) of the Supplemental Indenture is hereby deleted in its entirety and replaced with the following:

“{Reserved}.”

SECTION 2.5. Amendment to Section 3.8(a). Pursuant to Section 4.6 of the Supplemental Indenture, Section 3.8(a) is hereby deleted in its entirety and replaced with the following:

“(a) The Company appoints U.S. Bank National Association, as Securities Registrar and Paying Agent with respect to the Junior Subordinated Debentures.”

SECTION 2.6. Amendment to Section 3.9. Pursuant to Section 4.6 of the Supplemental Indenture, the words “Prospectus (as defined in the Trust Agreement)” are deleted from Section 3.9 of the Supplemental Indenture and replaced with “prospectus, dated March 12, 2009, of the Company, relating to the offering of the Junior Subordinated Debentures, as supplemented by the prospectus supplement, dated February 2, 2011”.

SECTION 2.7. Amendment to Section 4.1. Pursuant to Section 4.6 of the Supplemental Indenture, Section 4.1 of the Supplemental Indenture is hereby deleted in its entirety and replaced with the following:

“{Reserved}.”

SECTION 2.8. Amendment to Section 4.2. Pursuant to Section 4.6 of the Supplemental Indenture, Section 4.2 of the Supplemental Indenture is hereby deleted in its entirety and replaced with the following:

“{Reserved}.”

SECTION 2.9. Amendment to Section 4.3. Pursuant to Section 4.6 of the Supplemental Indenture, Section 4.3 of the Supplemental Indenture is hereby deleted in its entirety and replaced with the following:

“{Reserved}.”

SECTION 2.10. Amendment to Section 4.4. Pursuant to Section 4.6 of the Supplemental Indenture, Section 4.4 of the Supplemental Indenture is hereby deleted in its entirety and replaced with the following:

“{Reserved}.”

SECTION 2.11. Amendment to Section 4.5. Pursuant to Section 4.6 of the Supplemental Indenture, Section 4.5 of the Supplemental Indenture is hereby deleted in its entirety and replaced with the following:

“{Reserved}.”

SECTION 2.12. Amendments to Section 8.1.(a) Pursuant to Section 9.1 of the Original Indenture, as amended by Section 3.9 of the Supplemental Indenture, the first paragraph of Section 8.1 of the Supplemental Indenture is hereby deleted in its entirety and replaced with the following to conform the Supplemental Indenture to the Description of the Junior Subordinated Debentures in the APEX Prospectus:

“Subordination. The subordination provisions of Article XIII of the Original Indenture shall apply; provided that for the purpose of the Junior Subordinated Debentures (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities), the term “Senior Indebtedness” shall mean the principal of and premium and interest, if any, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not such claim for post- petition interest is allowed in such proceeding, on Debt, whether incurred on or prior to the date of the Original Indenture or thereafter incurred; unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Junior Subordinated Debentures, or to other Debt that is equal or subordinated to the Junior Subordinated Debentures, other than: (A) any Debt of the Company which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, as amended, was without recourse to the Company; (B) any Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the Junior Subordinated Debentures as a result of the subordination provisions of the Original Indenture would be greater than such payments otherwise would have been as a result of any obligation of such holders of such Debt to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject; and (C) any Debt or guarantee that is by its terms subordinated to, or ranks equally with, the Junior Subordinated Debentures and the

Guarantee and the issuance of which, in the case of this clause (C) only, has received the concurrence or approval of the staff of the Federal Reserve Bank of Boston or the staff of the Federal Reserve.”

(b) Pursuant to Section 9.1 of the Original Indenture, as amended by Section 3.9 of the Supplemental Indenture, in order to conform the Supplemental Indenture to the Description of the Junior Subordinated Debentures in the APEX Prospectus, and pursuant to Section 4.6 of the Supplemental Indenture, Section 8.1 of the Supplemental Indenture is hereby amended to add the following paragraph at the end thereof:

“The Junior Subordinated Debentures and the Guarantee will rank equally in right of payment with the Company’s $800,010,000 principal amount of floating rate junior subordinated debentures due 2037 held by State Street Capital Trust IV, but not with the Company’s other junior subordinated debentures or guarantees issued in connection with the Company’s other capital securities outstanding on February 2, 2011, each of which ranks senior to the Junior Subordinated Debentures.”

SECTION 2.13. Addition of Section 8.5. Pursuant to Section 9.1 of the Original Indenture, as amended by Section 3.9 of the Supplemental Indenture, Article VIII of the Supplemental Indenture is hereby amended to add the following Section 8.5 to conform the Supplemental Indenture to the Description of the Junior Subordinated Debentures in the APEX Prospectus:

“Section 8.5. Modification or Amendment of Subordination. Without the consent of Holders of all Senior and Subordinated Debt outstanding, the provisions of the Original Indenture and the Supplemental Indenture relating to the subordination of the Junior Subordinated Debentures may not be amended or modified in a manner that would adversely affect the Holders of Senior and Subordinated Debt.

The term “Senior and Subordinated Debt” shall mean the principal of and premium and interest, if any, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not such claim for post- petition interest is allowed in such proceeding, on Debt, whether incurred on or prior to the date of the Original Indenture or thereafter incurred; unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Junior Subordinated Debentures, or to other Debt that is equal or subordinated to the Junior Subordinated Debentures, other than: (A) any Debt of the Company which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, as amended, was without recourse to the Company; (B) any Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the Junior Subordinated Debentures as a result of the subordination provisions of the Original Indenture would be greater than such payments otherwise would have been as a result of any obligation of such holders of such Debt to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject; and (C) any Debt or guarantee that is by its terms subordinated to, or ranks equally with, the Junior Subordinated Debentures and the Guarantee and the issuance of which, in the case of this clause (C) only, has received the concurrence or approval of the staff of the Federal Reserve Bank of Boston or the staff of the Federal Reserve.”

SECTION 2.14. Preferred Securities. Pursuant to Section 9.1 of the Original Indenture, as amended by Section 3.9 of the Supplemental Indenture, the term “Preferred Securities” is hereby replaced wherever used in the Supplemental Indenture with the term “Capital Securities” to conform the Supplemental Indenture to the Description of the Junior Subordinated Debentures in the APEX Prospectus.

SECTION 2.15. Amendment to Defined Terms. Section 1.1 of the Supplemental Indenture is amended by deleting from such Section those defined terms and section references that, by virtue of the amendments affected by this Supplemental Indenture Amendment, are no longer used in the Supplemental Indenture or the Notes.

ARTICLE III

SECTION 3.1. Global Junior Subordinated Debenture. Pursuant to Section 3.4 and Section 4.6 of the Supplemental Indenture, the Original Debentures will be exchanged for global Junior Subordinated Debentures substantially in the following form and bearing any legend required by Section 2.2 or Section 2.4 of the Original Indenture:

No.	Principal Amount:

Issue Date: February 11, 2011

STATE STREET CORPORATION

4.956% JUNIOR SUBORDINATED DEBENTURE DUE 2018

STATE STREET CORPORATION, a corporation organized and existing under the laws of Massachusetts (hereinafter called the “Company”, which term includes any successor corporation under the Original Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns the principal sum of              Dollars on March 15, 2018 (such date is hereinafter referred to as the “Stated Maturity Date”). The Company further promises to pay interest on said principal sum from September 15, 2010, or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for (subject to deferral as set forth herein), semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2011, at the rate of 6.001% perannum from and including September 15, 2010 to but not including February 11, 2011 and at the rate of 4.956% per annum from and including February 11, 2011 until the principal hereof is paid or duly provided for or made available for payment. The amount of interest payable for any period shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which interest is payable on this Junior Subordinated Debenture is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on the date the payment was originally payable. A “Business Day” shall mean any day other than a Saturday, Sunday, or any other day on which banking institutions and trust companies in New York, New York, Boston, Massachusetts or Wilmington, Delaware, are permitted or required by any applicable law to close. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture (as hereinafter defined), be paid to the Person in whose name this Junior Subordinated Debenture (or one or more Predecessor Securities) is registered at the close of business on the

Regular Record Date for such interest installment, which shall be the date that is the last day of the month immediately preceding the month in which such Interest Payment Date falls (whether or not a Business Day). Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Junior Subordinated Debenture (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Junior Subordinated Debentures not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Junior Subordinated Debentures may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

If the principal amount hereof or any portion of such principal amount is not paid when due (whether upon acceleration, upon the date set for payment of the Redemption Price or upon the Stated Maturity Date) or if interest due hereon (or any portion of such interest), is not paid when due, then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the rate then borne by this Junior Subordinated Debenture for the applicable Interest Period, compounded at the end of such Interest Period, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable as set forth in the Indenture.

The Company shall have the right at any time during the term of this Junior Subordinated Debenture to defer payment of interest on this Junior Subordinated Debenture, at any time or from time to time, for up to 10 consecutive semi-annual Interest Periods (or the equivalent thereof, if the Interest Periods are not then semi-annual) with respect to each deferral period (each, an “Extension Period”), during which Extension Periods the Company shall have the right to make partial payments of interest on any Interest Payment Date, and at the end of which the Company shall pay all interest then accrued and unpaid (together with Additional Interest thereon to the extent permitted by applicable law); provided that no Extension Period shall extend beyond the Stated Maturity Date of the principal of this Junior Subordinated Debenture; provided, further, that during any such Extension Period, the Company shall not, and shall not permit any Subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Company’s capital stock, (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt security of the Company that ranks or make any payments under any guarantee that ranks, upon liquidation, pari passu in all respects with the Junior Subordinated Debenture (including this Junior Subordinated Debenture, “Parity Securities”) or any debt security of the Company that ranks junior to the Junior Subordinated Debenture or (iii) make any payments with respect to any guarantee by the Company of the debt securities of any Subsidiary of the Company that by their terms ranks equal or junior in interest to the Guarantee related to the APEX (other than (a) any repurchase, redemption or other acquisition of shares of the Company’s capital stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors, (2) the satisfaction of the Company’s obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the Extension Period, (3) a dividend reinvestment or stockholder purchase plan, or (4) the issuance of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable Extension Period; (b) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its subsidiaries, for any other class or series of the Company’s capital stock, or any class or series of the Company’s indebtedness for any class or series of its capital stock; (c) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged; (d) any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; (e) payments under any Guarantee Agreement; (f) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities (including the Junior Subordinated Debentures) and any payments of principal of or deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities; or (g) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that no Extension Period shall exceed 10 consecutive semi-annual Interest Periods or extend beyond the Stated Maturity Date of the principal of this Junior Subordinated Debenture. Upon the termination of any such Extension Period and upon the payment of all accrued and unpaid interest then due, the Company may elect to begin a new Extension Period, subject to the above requirements. Subject to the last sentence of this paragraph, no interest shall be due and payable during an Extension Period except at the end thereof. The Company shall give the Trustee and the Paying Agent notice of its election to begin or extend any Extension Period at least 10 Business Days prior to the date on which interest on the Junior Subordinated Debentures would be payable but for the election to begin or extend such Extension Period. The Trustee or its designee shall give notice of the Company’s election to begin or extend any Extension Period to the Holders of the Junior Subordinated Debentures and to the Administrative Trustees.

Payment of the principal of (and premium, if any) and interest on this Junior Subordinated Debenture will be made to the Depositary.

The indebtedness evidenced by this Junior Subordinated Debenture is, to the extent provided in the Indenture, subordinate and junior in right of payment and upon liquidation to the prior payment in full of all Senior Indebtedness, and this Junior Subordinated Debenture is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Junior Subordinated Debenture, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is hereby made to the further provisions of this Junior Subordinated Debenture set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Junior Subordinated Debenture shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

STATE STREET CORPORATION,

By:
Chairman, Vice Chairman, President or Vice President

Attest:

Secretary or Assistant Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within mentioned Original Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Officer

(FORM OF REVERSE OF JUNIOR SUBORDINATED DEBENTURE)

This Junior Subordinated Debenture is one of a duly authorized issue of securities of the Company (herein called the “Junior Subordinated Debentures”), issued under the Junior Subordinated Indenture, dated as of December 15, 1996 (herein called the “Original Indenture”), between the Company and The Bank of New York (as successor in interest to J.P. Morgan Chase & Co. (as successor in interest to Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago))) (the “Original Trustee”), as amended and supplemented by the Third Supplemental Indenture, dated as of January 25, 2008 (the “Supplemental Indenture”), between the Company and U.S. Bank National Association (as successor to The Bank of New York), as original trustee and as Trustee (the “Trustee”), and as further amended and supplemented by the First Amendment to the Third Supplemental Indenture, dated as of February 11, 2011 (the “Supplemental Indenture Amendment” and, together with the Original Indenture and the Supplemental Indenture, the “Indenture”), between the Company and the Trustee, to which Original Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Junior Subordinated Debentures, and of the terms upon which the Junior Subordinated Debentures are, and are to be, authenticated and delivered. By terms of the Original Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in other respects provided in the Original Indenture.

All terms used in this Junior Subordinated Debenture that are defined in the Indenture or in the Amended and Restated Trust Agreement, dated as of January 25, 2008 (the “Trust Agreement”), for State Street Capital Trust III among State Street Corporation, as Sponsor, the Trustees named therein and the several Holders of the Trust Securities, shall have the meanings assigned to them in the Indenture or the Trust Agreement, as the case may be.

Prior to March 15, 2013, the Company may redeem all, but not less than all of the Junior Subordinated Debentures upon the occurrence of a Tax Event. The redemption price in such case will be the greater of 100% of the principal amount of Junior Subordinated Debentures to be redeemed and the applicable Make-Whole Amount, plus accrued and unpaid interest through the date of redemption.

No sinking fund is provided for the Junior Subordinated Debentures.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Junior Subordinated Debenture upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Junior Subordinated Debentures, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Junior Subordinated Debentures to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Junior Subordinated Debentures at the time Outstanding, on behalf of the Holders of all Junior Subordinated Debentures, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Junior Subordinated Debenture shall be conclusive and binding upon such Holder and upon all future Holders of this

Junior Subordinated Debenture and of any Junior Subordinated Debenture issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Junior Subordinated Debenture.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Junior Subordinated Debentures at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Junior Subordinated Debentures may declare the entire principal amount and all accrued but unpaid interest of all the Junior Subordinated Debentures to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders). Upon any such declaration, such amount of the principal of and the accrued but unpaid interest on all the Junior Subordinated Debentures shall become immediately due and payable, provided that the payment of principal and interest on the Junior Subordinated Debentures shall remain subordinated to the extent provided in Article XIII of the Original Indenture. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of and interest, if any, on this Junior Subordinated Debenture shall terminate.

No reference herein to the Indenture and no provision of this Junior Subordinated Debenture or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Junior Subordinated Debenture at the times, place and rate, and in the coin or currency, herein prescribed.

The Junior Subordinated Debentures are issuable only in registered form without coupons in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

The Company and, by its acceptance of this Junior Subordinated Debenture or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Junior Subordinated Debenture agree to treat for United States Federal income tax purposes (i) the Junior Subordinated Debentures as indebtedness of the company, and (ii) the stated interest on the Junior Subordinated Debentures as ordinary interest income that is includible in the Holder’s or beneficial owner’s gross income at the time the interest is paid or accrued in accordance with the Holder’s or beneficial owner’s regular method of tax accounting, and otherwise to treat the Junior Subordinated Debentures as described in the prospectus, dated March 12, 2009, of the Company, relating to the offering of the Junior Subordinated Debentures, as supplemented by the prospectus supplement, dated February 2, 2011.

The Indenture and this Junior Subordinated Debenture shall be governed by and construed in accordance with the laws of the State of New York.

This is one of the Securities referred to in the within mentioned Original Indenture.

ARTICLE IV

Miscellaneous

SECTION 4.1. Effectiveness. This Supplemental Indenture Amendment will become effective upon its execution and delivery.

SECTION 4.2. Successors and Assigns. All covenants and agreements by the Company in the Original Indenture and the Supplemental Indenture, as supplemented and amended by this Supplemental Indenture Amendment, shall bind the Company’s successors and assigns, whether so expressed or not.

SECTION 4.3. Further Assurances. The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Original Indenture and the Supplemental Indenture, as supplemented and amended by this Supplemental Indenture Amendment.

SECTION 4.4. Effect of Recitals. The recitals contained herein and in the Junior Subordinated Debentures, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. Neither the Original Trustee nor the Trustee makes any representations as to the validity or sufficiency of this Supplemental Indenture Amendment or of the Junior Subordinated Debentures. Neither the Original Trustee, the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of the Junior Subordinated Debentures or the proceeds thereof.

SECTION 4.5. Ratification of Original Indenture. The Original Indenture as supplemented by the Supplemental Indenture and this Supplemental Indenture Amendment, is in all respects ratified and confirmed, and this Supplemental Indenture Amendment shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided.

SECTION 4.6. Governing Law. This Supplemental Indenture Amendment and the Junior Subordinated Debentures shall be governed by and construed in accordance with the laws of the State of New York.

* * * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture Amendment to be duly executed as of the day and year first above written.

STATE STREET CORPORATION

By:	/s/ David J. Gutschenritter
Name:	David J. Gutschenritter
Title:	Executive Vice President and Treasurer

THIRD SUPPLEMENTAL INDENTURE

[STATE STREET CORPORATION]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Earl W. Dennison Jr.
Name:	Earl W. Dennison Jr.
Title:	Vice President

THIRD SUPPLEMENTAL INDENTURE

[STATE STREET CORPORATION]